Contact: Jennifer Rosa (216) 429-5037                             Exhibit 99.1

TFS Financial Corporation Declares Dividend

    (Cleveland - August 27, 2026) - TFS Financial Corporation (NASDAQ: TFSL) (the “Company”), the holding company for Third Federal Savings and Loan Association of Cleveland (the “Association”), today announced that the Board of Directors declared a quarterly cash dividend of $0.3175 per share, payable on September 23, 2026, to stockholders of record on September 9, 2026.
    Third Federal Savings and Loan Association of Cleveland, MHC (the “MHC”), the mutual holding company of the Company and owner of 227,119,132 shares, or 81% of the Company’s common stock outstanding, has waived its right to receive the dividend on its shares.
    On July 7, 2026, the MHC received the approval of its members (depositors and certain loan customers of the Association) with respect to the waiver of dividends, and subsequently received the non-objection of the Federal Reserve Bank of Cleveland, to waive receipt of dividends on the Company’s common stock the MHC owns up to an aggregate amount of $1.27 per share during the twelve months subsequent to the members' approval (ie., through July 7, 2027). The MHC previously waived the receipt of dividends paid by the Company in an aggregate amount of $1.13 per share during the four quarters ending June 30, 2026.

    Third Federal is a leading provider of savings and mortgage products, and operates under the values of love, trust, respect, a commitment to excellence and fun. Founded in Cleveland in 1938 as a mutual association by Ben and Gerome Stefanski, Third Federal’s mission is to help people achieve the dream of home ownership and financial security while creating value for our customers, communities, associates and shareholders. It became part of a public company in 2007 and celebrated its 85th anniversary in May 2023. Third Federal, which lends in 28 states and the District of Columbia, is dedicated to serving consumers with competitive rates and outstanding service. Third Federal, an equal housing lender, has 21 full service branches in Northeast Ohio, two lending offices in Central and Southern Ohio, and 14 full service branches throughout Florida. As of June 30, 2026 the Company’s assets totaled $18.08 billion.
This news release contains forward-looking statements as defined in the Securities Exchange Act of 1934 and is subject to the safe harbors created therein. The forward-looking statements contained herein include, but are not limited to, the Company’s plans regarding its dividends. These forward-looking statements involve risks and uncertainties that could cause the Company’s results to differ materially from management’s current expectations. The Company’s risks and uncertainties are detailed in its filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended September 30, 2025. Forward-looking statements are based on the beliefs and assumptions of our management and on currently available information. The Company undertakes no responsibility to publicly update or revise any forward-looking statement.